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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Report
[ ] Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

   Fox                               Edward                           Z.
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   (Last)                            (First)                       (Middle)

   400 N. Fifth Street
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                                     (Street)

   Phoenix                             AZ                           85004
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   Pinnacle West Capital Corporation (PNW)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   12/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)
   Vice President
   ------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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                                  Page 1 of 3

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

========================================================================================================================
                          |             |             |             |                  |          |          |
                          |             |             |             |                  | 5. Amount|          |
                          |             |             |             |                  | of Secur-|          |
                          |             |             |             |   4.             | ities    |          | 7.
                          |             |             |             |   Securities     | Bene-    |          | Nature
                          |             |             |             |   Acquired (A)   | ficially | 6. Owner-| of
                          |             |             |             |   or Disposed    | Owned at | ship     | Indirect
                          |             | 2A.         |             |   of (D) (Instr. | End of   | Form:    | Bene-
                          |             | Deemed      |             |   3, 4 and 5)    | Issuer's | Direct   | ficial
                          | 2. Trans-   | Execution   | 3.          | ---------------- | Fiscal   | (D) or   | Owner-
                          | action Date | Date, if any| Transaction |       |(A)|      | Year     | Indirect | ship
1. Title of Security      | (Month/Day/ | (Month/Day/ | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                | Year)       | Year)       | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
------------------------------------------------------------------------------------------------------------------------
Common Stock                6-19-02                         A         2,150   A         10,470        D
------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             4,452        I        by 401(k)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

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========================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================================================================
                  |       |        |        |       |5.       |                 |             |       | 9.      |10.   |
                  |       |        |        |       |Number   |                 |             |       | Number  |Owner-|
                  |       |        |        |       |of       |                 |7.           |       | of      |ship  |
                  |2.     |        |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                  |Conver-|        |        |       |ative    |                 |Amount of    |       | ative   |Deriv-|11.
                  |sion   |        |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                  |of     |        |3A.     |       |ities    |6.               |Securities   |8.     | ities   |Secur-|of
                  |Exer-  |        |Deemed  |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                  |cise   |3.      |Execu-  |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                  |Price  |Trans-  |tion    |4.     |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
1.                |of     |action  |Date,   |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of          |Deriv- |Date    |if any  |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative        |ative  |(Month/ |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security          |Secur- |Day/    |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)        |ity    |Year)   |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option      $38.37   6-19-02             A    10,750        (1)    6-19-12  Common  10,750         10,750      D
(Right to Buy)                                                                    Stock
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

Explanation of Responses:

(1) The option becomes exercisable 1/3 of the grant per year commencing 6-19-03. The standard three year vesting period can be accelerated up to one year if specified earnings targets are met.

Edward Z. Fox                                 February 13, 2003
-------------------------------               -----------------
**Signature of Reporting Person                     Date
Edward Z. Fox

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

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